Exhibit 10.3

[*]: THE CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

EIGHTH AMENDMENT TO LEASE

(Norwegian Cruise Line – Airport Corporate Center)

THIS EIGHTH AMENDMENT TO LEASE (“Amendment”) is dated effective and for identification purposes as of January 28, 2015 (the “Effective Date”), and is made by and between SPUS7 MIAMI ACC, LP, a Delaware limited partnership (“Landlord”), and NCL (BAHAMAS) LTD., a Bermuda company, d/b/a Norwegian Cruise Line (“Tenant”).

RECITALS:

WHEREAS, Landlord’s predecessor-in-interest (Hines REIT Airport Corporate Center LLC) and Tenant entered into that certain Lease Agreement dated December 1, 2006 (“Original Lease”), as amended by that certain First Amendment to Lease dated December 1, 2006, Second Amendment to Lease dated March 20, 2007, Third Amendment to Lease dated July 31, 2007, letter agreement dated August 1, 2007, Fourth Amendment to Lease dated December 10, 2007, Fifth Amendment to Lease dated February 2, 2010, Sixth Amendment dated April 1, 2012, and Seventh Amendment dated June 29, 2012 (collectively, the “Lease”), pertaining to the premises currently comprised of a total of approximately 205,798 rentable square feet of space (of which 125,806 rentable square feet of space are located in 7665 Corporate Center Drive, Miami, Florida (“Building 11”), and 72,925 rentable square feet of space are located in 7650 Corporate Center Drive, Miami, Florida (“Building 10”) (collectively, the “Original Office Premises”) and 7,067 rentable square feet are located in 7245 Corporate Center Drive, Miami, Florida (“Building 3”) (“the Warehouse Premises”). The Original Office Premises and the Warehouse Premises are collectively referred to herein as the “Total Premises”; and

WHEREAS, Landlord and Tenant desire to enter into this Amendment to expand the Total Premises, extend the Lease Term, and provide for certain other matters as more fully set forth herein;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, the parties agree that the Lease shall be amended in accordance with the terms and conditions set forth below.

1.          Definitions. The capitalized terms used herein shall have the same definitions as set forth in the Lease, unless otherwise defined herein.

2.          Remeasurement. Landlord remeasured the Project and the Original Office Premises, and the parties agree that effective on the Extension Commencement Date, as defined below, the Rentable Area of the Project shall be deemed to contain 1,050,761 rentable square feet of space, and the Original Office Premises shall be deemed to contain approximately 206,078 rentable square feet of space. Except as set forth in Section 5(c) below, the measurements contained herein shall be the final agreement of the parties. Notwithstanding the foregoing, the parties acknowledge that there shall be no charges or other rental adjustments applicable to the period prior to the Extension Commencement Date as a result of the foregoing remeasurement.

3.          Extension. The parties hereby acknowledge and agree that the Lease Term for the Total

Premises expires on January 31, 2023. However, Landlord and Tenant desire to extend the Lease Term for the Original Office Premises only, on the terms and conditions set forth herein. Accordingly, subject to the terms and conditions set forth in this Amendment, the Lease Term for the Original Office Premises is hereby extended for an additional period of sixty (60) months (“Extension Term”), commencing on February 1, 2023 (“Extension Commencement Date”), and expiring on January 31, 2028 (“Extension Expiration Date”). The parties hereby acknowledge and agree that the Extension Term does not constitute a “Renewal Term” as such term is defined in Section 10.2 of the Lease. Accordingly, Tenant shall have two (2) options to renew the Lease Term beyond the Extension Term pursuant to Section 10.2 of the Lease. Except as otherwise specifically stated herein, Tenant hereby accepts the Leased Premises (as hereinafter defined) in its present “as-is” condition.

4.          Base Rental for the Original Office Premises. During the Extension Term, Tenant shall pay to Landlord Base Rental for the Original Office Premises in full and without offset or demand except as otherwise set forth in the Lease, provided that such Base Rental shall be payable in monthly installments as follows:

Dates	Rate/RSF/yr.		Monthly Installment
02/01/23 – 01/31/24	$	[*]	$	[*]
02/01/24 – 01/31/25	$	[*]	$	[*]
02/01/25 – 01/31/26	$	[*]	$	[*]
02/01/26 – 01/31/27	$	[*]	$	[*]
02/01/27 – 01/31/28	$	[*]	$	[*]

Except as otherwise set forth herein, Base Rental shall be payable pursuant to Article 2 of the Original Lease. During the Extension Term, Tenant shall continue to pay any and all Rental, including, without limitation, Tenant's Percentage Share of Tenant’s Additional Rent and other amounts due and payable under the Lease.

5.            Expansion.

(a)          Expansion Premises. The term “Expansion Premises” is hereby defined to be and to mean, subject to Section 5(c) hereof, the entirety of the second (2nd) and third (3rd) floors of 7300 Corporate Center Drive, Miami, Florida (“Building 8”), and Suite 301 in Building 10, consisting of approximately 70,296 total rentable square feet of space (which is the final agreement of the parties and not subject to adjustment), as outlined on Exhibit A, attached hereto and incorporated herein by this reference. The Expansion Premises shall be delivered in the following manner:

Space	RSF	Estimated Delivery Date

2nd Floor of Building 8 (except Suite 203):	28,904	May 1, 2015 (or 5 days after the current tenant vacates)

Suite 203 of Building 8:	2,019	August 1, 2015 (or 5 days after the current tenant vacates)

3rd Floor of Building 8 (except for Suites 301, 302, 305, 311, 312):	13,367	May 1, 2015 (or 5 days after the current tenant vacates)

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Suite 302 of Building 8:	1,777	December 31, 2015 (or 5 days after the current tenant vacates)

Suite 305 of Building 8:	2,028	December 31, 2015 (or 5 days after the current tenant vacates)

Suites 301, 311 and 312 of Building 8:	17,767	December 31, 2015 (or 5 days after the current tenant vacates)

Suite 301 of Building 10:	4,434	May 1, 2015

Promptly following delivery of any portion of the Expansion Premises, the parties shall execute and deliver to one another a Confirmation of Lease Terms confirming such date substantially in the form attached hereto as Exhibit C, each being an “Actual Delivery Date”.

(b)          Notwithstanding the Estimated Delivery Dates set forth above, Landlord shall use commercially reasonable efforts to cause all third party tenants currently occupying any portion of the Expansion Premises to relocate (or such third party leases to be terminated) prior to May 1, 2015. Landlord represents and warrants that, except with respect to Suites 301, 311 and 312 totaling 17,767 rentable square feet (the "Encumbered Expansion Premises"), no third party tenants currently leasing any portion of the Expansion Premises have any rights to renew or otherwise extend such leases beyond the Estimated Delivery Dates set forth above.

(c)          If the third party tenant (or its successors or assigns) currently occupying the Encumbered Expansion Premises exercises its renewal option on the Encumbered Expansion Premises and Landlord is therefore unable to deliver the Encumbered Expansion Premises by the Estimated Delivery Date therefor, Landlord agrees that alternate space within Building 8 (the "Alternate Space") shall be substituted for the Encumbered Expansion Premises and shall satisfy all of the following conditions:

(i):        the total rentable square footage of the Alternate Space shall be on the same floor of Building 8 and in no more than two (2) non-contiguous portions of such floor; and

(ii)         the total portion of the Expansion Premises within Building 8 shall not be less than 65,300 rentable square feet, nor greater than 68,000 rentable square feet; and

(iii)        the Alternate Space shall be delivered to Tenant on or prior to May 1, 2015; and

(iv)       the Expansion Premises shall be adjusted to reflect the rentable square footage of the Alternate Space; and

(v)          Base Rental, Tenant's Percentage Share of Additional Rent, the Per Square Foot Allowance Amount (as defined in Exhibit B) and all other amounts set forth in the Lease, as hereby amended, which are a function of the rentable square footage of the Expansion Premises shall be adjusted accordingly. Upon final determination of the location

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of the Alternate Space, the parties shall execute an amendment to the Lease pursuant to which the location of the Expansion Premises in Building 8 as set forth on Exhibit A shall be revised to reflect the Alternate Space (and shall incorporate any other conforming changes to the Lease agreed to by the parties).

(vi)        Landlord shall promptly notify Tenant, in writing, upon Landlord's receipt of written notice from the third party tenant of the exercise of the renewal option on the Encumbered Expansion Premises.

(d)          Expansion Commencement Date. The term “Expansion Commencement Date” with respect to each portion of the Expansion Premises shall mean the date which is four (4) months after Landlord delivers possession of each portion of the Expansion Premises to Tenant. Effective as of each applicable Expansion Commencement Date, the defined term “Leased Premises” under the Lease shall include the Original Office Premises and the applicable portion of the Expansion Premises. Additionally, effective as of the first Actual Delivery Date of any Expansion Premises within Building 8, the defined term “Buildings” under the Lease shall include Building 8.

(e)          Expansion Term. The term “Expansion Term” is hereby defined to be and to mean that period of time commencing on the applicable Expansion Commencement Date and expiring on the Extension Expiration Date.

(f)          Acceptance. Effective on each applicable Expansion Commencement Date, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, on the terms and conditions set forth in the Lease and herein, that portion of the Expansion Premises. Tenant shall accept the Expansion Premises in its present “as is” condition as of the Effective Date of this Amendment. Tenant shall install the work set forth in the Work Letter, attached hereto as Exhibit B and incorporated herein by this reference.

(g)          Notwithstanding anything herein to the contrary, if, in order for Tenant to receive a building permit for Tenant Improvements (as defined in Exhibit B) or a certificate of occupancy or completion for the Tenant Improvements, any portion of the existing building systems located outside of and serving any portion of the Expansion Premises or any portion of the existing common areas located on any floors containing any portion of the Expansion Premises are required by applicable governmental authority, to be made compliant with the currently applicable building code or fire code or applicable requirements of the Americans with Disabilities Act (“ADA”), then Landlord agrees that it is Landlord’s responsibility, at its cost, to perform the necessary work to make said portion of the existing building systems and/or existing common areas compliant; however, Tenant acknowledges and agrees that Landlord is only responsible for the building systems up to the point of common connection for the floor on which the applicable portion of the Expansion Premises are located and under no circumstances shall Landlord be required to upgrade restrooms on either the second or third floors of Building 8 to meet ADA requirements.

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6.          Base Rental for Expansion Premises. During the Expansion Term, Tenant shall pay to Landlord Base Rental for the Expansion Premises, which shall be payable in monthly installments as follows:

EXPANSION PREMISES

Dates	Annual Rate/RSF		Monthly Installment
Expansion Commencement Date - Month 12*	$	[*]	$	[*]	**
Month 13 – Month 24	$	[*]	$	[*]
Month 25 – Month 36	$	[*]	$	[*]
Month 37 – Month 48	$	[*]	$	[*]
Month 49 – Month 60	$	[*]	$	[*]
Month 61 – Month 72	$	[*]	$	[*]
Month 73 – Month 84	$	[*]	$	[*]
Month 85 – Month 96	$	[*]	$	[*]
Month 97 – Month 108	$	[*]	$	[*]
Month 109 – Month 120	$	[*]	$	[*]
Month 121 – Extension Expiration Date (01/31/28)***	$	[*]	$	[*]

* Notwithstanding the foregoing, Tenant shall receive twelve (12) full calendar months of abated Base Rental for each portion of the Expansion Premises commencing on the applicable Expansion Commencement Date. If any applicable Expansion Commencement Date is other than the first day of a calendar month, then the first and last months of the applicable abatement period shall be prorated. Such abatement shall apply solely to payment of the monthly installments of Base Rental and shall not be applicable to any other charges, expenses or costs payable by Tenant under the Lease or this Amendment, including, without limitation, Tenant’s obligation to pay Additional Rent and its utilities. In the event that Tenant defaults under the terms and conditions of the Lease or this Amendment beyond any applicable notice and cure period resulting in the loss of Tenant’s right to possess the Premises, Landlord shall have a claim for the unamortized portion of all conditionally abated rental (without limitation and in addition to any and all other rights and remedies available to Landlord provided herein or at law and in equity).

**The total monthly installment will fluctuate based on the Actual Delivery Date of each portion of the Expansion Premises.

***If the Extension Expiration Date is after Month 132, the Annual Rate/RSF shall continue to increase by [*] per year; provided, however, in no event shall the Extension Expiration Date for any portion of the Original Office Premises or the Expansion Premises be later than January 31, 2028.

Except as otherwise expressly set forth herein, Base Rental shall be payable pursuant to the terms and conditions of Article 2 of the Original Lease. Tenant shall be solely liable for any and all tax on rental.

7.          Tenant's Percentage Share.   Beginning on the Expansion Commencement Date of each applicable portion of the Expansion Premises, Tenant's Percentage Share, as defined in Section 2.3(c) of the Original Lease, shall be increased based upon an amount determined by (a) the fraction, the numerator of which is the total number of Rentable Square Feet then leased by Tenant in Building 8, and the denominator of which is the greater of (i) ninety-five percent (95%) of the total Rentable Square Feet in Building 8; or (ii) the total Rentable Square feet in Building 8 actually leased or occupied by tenants; and (b) the fraction, the numerator of which is the total number of Rentable Square Feet then leased by Tenant in Building 10, and the

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denominator of which is the greater of (i) ninety-five percent (95%) of the total Rentable Square Feet in Building 10; or (ii) the total Rentable Square feet in Building 10 actually leased or occupied by tenants. For avoidance of doubt, Tenant's Percentage Share shall be determined separately for each Building.

8.          Tenant's Parking Spaces for Building 8 and Building 10. Commencing as of the applicable Expansion Commencement Dates, Tenant shall receive four (4) parking spaces per 1,000 rentable square feet of space Tenant leases in Building 8 with twenty percent (20%) of such spaces being located in the covered portion of the parking garage adjacent to Building 8. However, since Tenant’s use requires five (5) parking spaces per 1,000 rentable square feet of space in Building 8, the difference shall be supplied by Landlord to Tenant at a location within the Project to be determined by Landlord; provided, however, Landlord shall have the right to relocate any of such additional parking spaces upon not less than thirty (30) days prior written notice to Tenant, and in no event shall there be any relocation of any or all of such additional spaces more than two (2) times per year. In no event shall Tenant be charged any rent or other fees for Parking Permits with respect to the parking garage adjacent to Building 8; provided, however, Tenant will pay the Building standard charge for any additional or replacement access cards requested by Tenant for such garage. Commencing on the Expansion Commencement Date for Suite 301 of Building 10, Tenant shall also receive an additional eighteen (18) Parking Permits for the Building 10 parking garage, at no additional cost to Tenant.

9.          Signs. In addition to the signage rights set forth in Section 3.3(b) (i) and (ii) of the Original Lease which shall also be applicable to Building 8, commencing on the Effective Date, Tenant shall have the non-exclusive right to install and maintain in a first class manner one (1) exterior sign at the top of one (1) side of Building 8 (the “Building 8 Façade Sign”) as well as one (1) panel on both sides of the existing monument sign (the “Building 8 Monument Sign”). All costs associated with the fabrication, installation, maintenance, removal and replacement of the Building 8 Façade Sign and the Building 8 Monument Sign shall be the sole responsibility of Tenant. Tenant shall maintain such signage in good condition and repair. Tenant shall remove such signage and repair any damage caused thereby, at its sole cost and expense, upon the expiration or sooner termination of the Lease. The color, content, size and other specifications of any such signage shall be in accordance with the terms and conditions of the Lease, and shall be subject to Landlord's prior approval, which approval shall not be unreasonably withheld, conditioned or delayed. Further, Tenant shall ensure that all signage complies with any and all applicable local zoning codes and building regulations. Tenant's Building 8 Façade Sign right set forth herein shall expire and shall thereafter be void (and Tenant shall promptly remove such sign and restore the Building to the condition that existed before installation) if at any time following the latest applicable Expansion Commencement Date, Tenant does not occupy at least 65,300 rentable square feet in Building 8. In no event shall Landlord grant any signage rights for signs on the exterior sides or on top of Building 8 showing the name of a cruise line in direct competition with Tenant and identified on Exhibit D.

Landlord shall be responsible for the costs associated with the installation of Building 8 standard directory signage in Building 8’s main lobby. Tenant shall be responsible for the costs of Tenant’s suite entry signage; however, the cost for such suite entry signage may be deducted from Tenant’s Total Allowance.

10.         Generator and UPS System. Prior to the first Actual Delivery Date for any portion of the Expansion Premises located in Building 8, Landlord, at its sole cost and expense, shall upgrade the existing 1,125 KVA stand-by generator associated with Building 8 (the “Building 8 Generator”) in such a manner which will provide back-up electrical power to the Expansion Premises located in Building 8 on a

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24 hour per day, 7 days per week basis. Tenant shall thereafter, at its sole cost and expense, have the right to connect to the Building 8 Generator to provide such back-up electrical power to the Expansion Premises in Building 8. All terms and conditions set forth in Section 9.6 of the Original Lease shall be applicable to the Building 8 Generator.

In addition, Tenant shall have the right, at Tenant’s sole cost and expense, to install a UPS system using funds from Tenant’s Allowance.

11.         Building 10 One-Time Right of Offer.

(a)          Offer Space. If, at any time during the Lease Term, after the expiration of one hundred eighty (180) days following the first applicable Expansion Commencement Date, any space in Building 10 becomes “available for lease”, Landlord shall give Tenant written notice (“Building 10 Offer Space Notice”) of such event. Such notice shall identify the location, configuration and size of the space (“Building 10 Offer Space”), as well as the applicable business terms under which Landlord is willing to lease such space (such as duration, commencement date, concessions, base rent, and additional rent). Within ten (10) business days after the date the Building 10 Offer Space Notice is given to Tenant, the time of giving of such notice to be of the essence of this Section, Tenant shall give Landlord written notice (“Building 10 Offer Acceptance Notice”) of its election to lease the entire Building 10 Offer Space. Space shall not be considered “available for lease” if it is leased by another tenant or is subject to an expansion option or prior right held by another tenant, or if the existing tenant of such space desires to renew or extend its lease.

(b)          Amendment. After receipt of any such Building 10 Offer Acceptance Notice, Landlord and Tenant shall enter into an amendment to the Lease acceptable to Landlord and Tenant to amend the Lease pursuant to the terms and conditions of the Building 10 Offer Space Notice. Except as set forth in the Building 10 Offer Space Notice, the terms and conditions of the Lease as they apply to the Premises shall govern Tenant’s lease of the Building 10 Offer Space.

(c)          Failure to Exercise. In the event that Tenant fails to exercise its right as aforesaid within ten (10) business days of the date the Building 10 Offer Space Notice is given to Tenant or, in the event Tenant shall have exercised its right and Tenant shall not have executed an amendment of the Lease as aforesaid within ten (10) business days from the date the Tenant is given such an Amendment, Tenant shall, be deemed to have waived its right under this Section unless Landlord desires to lease such Building 10 Offer Space at a Net Effective Rental Rate (hereinafter defined) less than ninety-five percent (95%) of the Net Effective Rental Rate offered to Tenant in the related Building 10 Offer Space Notice. If Landlord desires to lease such space at a Net Effective Rental Rate less than ninety-five percent (95%) of the Net Effective Rental Rate offered to Tenant, then such space shall again be offered to Tenant by a new Building 10 Offer Space Notice hereunder on such lower terms. As used herein, the term “Net Effective Rental Rate” shall mean the net rental rate payable to Landlord under a lease net of all tenant inducements (e.g., tenant improvement allowances, rental abatements, moving allowances), with the cost of such tenant inducements, together with interest thereon at a rate of ten percent (10%) per annum, amortized over the term of such Lease.

(d)          Subordination. Tenant’s right of offer granted hereunder shall be subordinate to any and all existing rights or interests conferred to other tenants for all or any portion of the Building 10

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Offer Space, as contained in any lease, or otherwise, in effect on the date of execution of this Amendment including, without limitation options or rights regarding renewal, extension or expansion.

(e)          Not Transferable. Tenant acknowledges and agrees that any right of offer granted herein shall be deemed personal to Tenant and if Tenant subleases, assigns or otherwise transfers any interests under the Lease prior to the exercise of any right of offer granted under this Section, such right shall lapse and be of no further force or effect, except for a transfer to an Affiliate or Successor (as such terms are defined in the Original Lease).

(f)          No Default. Tenant shall be deemed to have waived its rights under this Section in the event that Tenant is in default under the Lease beyond any applicable notice and grace period as of the date of either the Building 10 Offer Space Notice or Building 10 Offer Acceptance Notice.

12.         Building 8 Right of Offer.

(a)          Offer Space. If, at any time during the Lease Term, after the expiration of one hundred eighty (180) days following the first applicable Expansion Commencement Date, any space that is located on the first (1st) or fourth (4th) floors of Building 8, becomes “available for lease”, Landlord shall give Tenant written notice (“Building 8 Offer Space Notice”) of such event. Such notice shall identify the location, configuration and size of the space (“Building 8 Offer Space”), as well as the applicable business terms under which Landlord is willing to lease such space (such as duration, commencement date, concessions, base rent, and additional rent). Within ten (10) business days after the date the Building 8 Offer Space Notice is given to Tenant, the time of giving of such notice to be of the essence of this Section, Tenant shall give Landlord written notice (“Building 8 Offer Acceptance Notice”) of its election to lease the entire Building 8 Offer Space. Space shall not be considered “available for lease” if it is leased by another tenant or is subject to an expansion option or prior right held by another tenant, or if the existing tenant of such space desires to renew or extend its lease.

(b)          Amendment. After receipt of any such Building 8 Offer Acceptance Notice, Landlord and Tenant shall enter into an amendment to the Lease acceptable to Landlord and Tenant to amend the Lease pursuant to the terms and conditions of the Building 8 Offer Space Notice. Except as set forth in the Building 8 Offer Space Notice, the terms and conditions of the Lease as they apply to the Leased Premises, shall govern Tenant’s lease of the Building 8 Offer Space. Notwithstanding the foregoing to the contrary, the Base Rental amount for the Building 8 Offer Space shall be as set forth in the Lease, as hereby amended, and any allowance for the Building 8 Offer Space shall be pro-rated for the remainder of the Lease Term.

(c)          Failure to Exercise. In the event that Tenant fails to exercise its right as aforesaid within ten (10) business days of the date the Building 8 Offer Space Notice is given to Tenant or, in the event Tenant shall have exercised its right and Tenant shall not have executed an amendment of the Lease as aforesaid within ten (10) business days from the date the Tenant is given such an Amendment, Tenant shall be deemed to have waived its right under this Section for a period of one hundred eighty (180) days beginning on the expiration of the applicable ten (10) business day period. Except for such waiver, Tenant’s rights under this Section are continuous and, therefore, if the lease in favor of a third party of the Building 8 Offer Space expires or otherwise terminates, and Landlord desires to accept an Offer to lease such Building 8 Offer Space after the expiration of the above-referenced one hundred eighty (180) day period, Landlord shall again give Tenant notice of its right to lease such Offer Space.

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(d)          Subordination. Tenant’s right of offer granted hereunder shall be subordinate to any and all existing rights or interests conferred to other tenants for all or any portion of the Building 8 Offer Space, as contained in any lease, or otherwise, in effect on the date of execution of this Amendment including, without limitation options or rights regarding renewal, extension or expansion.

(e)          Not Transferable. Tenant acknowledges and agrees that any right of offer granted herein shall be deemed personal to Tenant and if Tenant subleases, assigns or otherwise transfers any interests under the Lease prior to the exercise of any right of offer granted under this Section, such right shall lapse and be of no further force or effect, except for a transfer to an Affiliate or Successor (as such terms are defined in the Original Lease).

(f)          No Default. Tenant shall be deemed to have waived its rights under this Section in the event that Tenant is in default under the Lease beyond any applicable notice and grace period as of the date of either the Building 8 Offer Space Notice or Building 8 Offer Acceptance Notice.

13.         Brokers. Tenant hereby represents and warrants to Landlord that Tenant has not dealt with any real estate brokers or leasing agents, except Flagler Brokerage and Management Services, LLC, in association with Travers Realty Corporation, d/b/a Travers Cresa, who represent Tenant, and Landlord hereby represents and warrants to Tenant that CBRE, Inc., is the sole real estate broker or leasing agent representing Landlord (collectively the “Brokers”). Landlord and Tenant hereby agree to indemnify and to hold each other harmless against any loss, expense, or liability with respect to any claims for commissions or brokerage fees arising from or out of any breach of the foregoing representation and warranty. Landlord shall pay all brokerage commissions due to the Brokers pursuant to a separate agreement.

14.         Energy and Environmental Initiatives. Tenant shall cooperate with Landlord in any programs in which Landlord may elect to participate relating to the Building’s (i) energy efficiency, management, and conservation; (ii) water conservation and management; (iii) environmental standards and efficiency; (iv) recycling and reduction programs; and/or (v) safety, which participation may include, without limitation, the Leadership in Energy and Environmental Design (LEED) program and related Green Building Rating System promoted by the U.S. Green Building Council, as well as the Energy Star program promoted by the U.S. Environmental Protection Agency and the U.S. Department of Energy. To the extent that compliance with this Section is not required by law, Tenant shall not be required to incur any material costs for complying with this Section; provided, however, costs may be included in Operating Expenses to the extent allowable under Exhibit F of the Original Lease.

15.         Satellite Dish. In addition to the four (4) satellite dishes, antennae and other communication equipment on the roofs of the Buildings, Tenant shall have the right to install one (1) satellite dish, antenna and other communication equipment on the roof of Building 8 in accordance with the terms of Section 1.4 of the Lease.

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16.         Notices.   Landlord's notice address under the Lease is hereby amended to be as follows:

CBRE, Inc.

7300 Corporate Center Drive, Suite 100

Miami, Florida 33126

Attn: General Manager

With a copy of all notices going to:      SPUS7 Miami ACC, LP,

c/o CBRE Global Investors

515 South Flower Street, Suite 3100

Los Angeles, CA 90071

Attn: Director of Asset Management

17.         Miscellaneous. With the exception of those matters set forth in this Amendment, Tenant's leasing of the Leased Premises (including the Expansion Premises set forth herein) shall be subject to all terms, covenants and conditions of the Lease. In the event of any express conflict or inconsistency between the terms of this Amendment and the terms of the Lease, the terms of this Amendment shall control and govern. Except as expressly modified by this Amendment, all other terms and conditions of the Lease are hereby ratified and affirmed. This Amendment may be executed in any number of counterparts, and delivery of any counterpart to the other party may occur by electronic or facsimile transmission; each such counterpart shall be deemed an original instrument, but all such counterparts together shall constitute one agreement. An executed Amendment containing the signatures (whether original, faxed or electronic) of all the parties, in any number of counterparts, is binding on the parties. The “Effective Date” of this Amendment will be the date on which the last party shall have executed and delivered a fully executed Amendment to the other party. The parties acknowledge that the Lease is a valid and enforceable agreement and that neither party has any demands, claims (matured or unmatured), losses, rights of set off or deduction asserted or assertable against the other party in any manner relating to the Lease, or arising in connection with the Leased Premises or the Project.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the foregoing Amendment to Lease is dated effective as of the date and year first written above.

WITNESS:
LANDLORD:

SPUS7 MIAMI ACC, LP,
a Delaware limited partnership
By:	/s/ Signature Illegible
Name:	Illegible	By:	/s/ Claudia Walraven
		Name:	Claudia Walraven
By:	/s/ Signature Illegible	Title:	Assistant Vice President
Name:	Illegible	Date:

By:	/s/ Signature Illegible
Name:	Illegible	By:	/s/ Phillip G. Hench
		Name:	Phillip G. Hench
By:	/s/ Signature Illegible	Title:	Vice President
Name:	Illegible	Date:

WITNESS:		TENANT:

NCL (BAHAMAS) LTD.,
a Bermuda company, d/b/a Norwegian Cruise Line
By:	/s/ Lincoln M. Vidal
Name:	Lincoln M. Vidal
		By:	/s/ Wendy Beck
		Name:	Wendy Beck
By:	/s/ Daniel S. Farkas	Title:	Executive Vice President & Chief Financial Officer
Name:	Daniel S. Farkas	Date:	January 27, 2015

CONSENT OF GUARANTOR

The undersigned Guarantor under the original Guaranty of Lease dated November 27, 2006 (the “Guaranty”), does hereby consent to the foregoing Amendment. Guarantor acknowledges and agrees that the Guaranty is in full force and effect and shall continue to apply to the Lease, as amended by this Amendment.

NCL CORPORATION LTD.,
a Bermuda company

By:	/s/ Daniel S. Farkas
Name:	Daniel S. Farkas
Title:	Senior Vice President & General Counsel

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EXHIBIT A

EXPANSION PREMISES

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2

EXHIBIT B

WORK LETTER

This is the Work Letter referred to in and specifically made a part of the Amendment to which this Exhibit B is annexed, covering the entire Leased Premises, including the Expansion Premises, as more particularly described in the Amendment. Landlord and Tenant agree as follows:

1.            Defined Terms. The following defined terms shall have the meaning set forth below and, unless provided to the contrary herein, the remaining defined terms shall have the meaning set forth in the Lease, as amended:

Landlord's Representative:	Suzanne Russo of CBRE, Inc. Landlord has designated Landlord's Representative as its sole representative with respect to the matters set forth in this Work Letter, who shall have full authority and responsibility to act on behalf of Landlord as required in this Work Letter. Landlord shall not change Landlord's Representative except upon prior written notice to Tenant. Tenant acknowledges that neither Tenant's architect nor any contractor engaged by Tenant is Landlord's agent and neither entity has authority to enter into agreements on Landlord's behalf or otherwise bind Landlord.

Tenant's Representative:	George Chesney of Norwegian Cruise Line, or such other person as may be designated in writing by Tenant. Tenant has designated Tenant's Representative as its representative with respect to the matters set forth in this Work Letter, who shall have full authority and responsibility to act on behalf of Tenant as required in this Work Letter. Tenant shall not change Tenant's Representative except upon prior written notice to Landlord.

Allowance:	[*] per rentable square foot of the Expansion Premises (the "Per Square foot Allowance Amount") plus a fixed amount of [*] (the "Fixed Allowance"). Up to [*] of the Allowance may be used towards Tenant’s soft costs (including, but not limited to, furniture fixtures, equipment and Base Rental) and a maximum of [*] of the amount set forth above for soft costs may be used towards the existing rental obligation of Tenant (or its affiliate) at Westside Plaza II. All of the Allowance must be used on or before the later of: (i) November 30, 2016; or (ii) twelve (12) months following the latest Actual Delivery Date.

Additional Allowance:	An additional [*] which Additional Allowance may only be used within the first year of the Extension Term. Up to [*] of the Additional Allowance may be used towards Tenant’s soft costs (including, but not limited to, furniture fixtures, equipment and Base Rental and a maximum of [*] of the amount set forth above for soft costs can be used towards the existing rental obligation of Tenant (or its affiliate) at Westside Plaza II). The Allowance and the Additional Allowance are collectively referred to herein as the “Total Allowance”.

Construction Management Fee:	$50,000.00

General Contractor:	City Construction Group (which is hereby approved by Landlord), or such other general contractor approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed.

2.          Landlord’s Work. Subject to Section 5(g) of the Amendment, Tenant accepts the Expansion Premises in its current “AS IS” condition and acknowledges that Landlord shall have no obligation to do any work in or on the Expansion Premises to render it ready for Tenant's use or occupancy.

3.          Tenant Improvements. The “Tenant Improvements” shall mean the interior walls, partitions, doors, door hardware, wall coverings, wall base, counters, lighting fixtures, electrical and telephone wiring, cabling for computers, electrical outlets, ceilings, floor and window coverings, that portion of the HVAC system located within any portion of the Expansion Premises, that portion of the fire sprinklers system located within any portion of the Leased Premises (including the Expansion Premises), and other items of general applicability that Tenant desires to be installed in the interior of the Expansion Premises. Tenant shall promptly commence and diligently prosecute to full completion Tenant Improvements in accordance with the Drawings (defined below). The parties agree that no demolition work or other Tenant Improvements shall be commenced within the Expansion Premises until such time as Tenant has provided to Landlord copies of the building permits required to be obtained from all applicable governmental authorities. All materials, work, installations, equipment and decorations of any nature whatsoever brought on or installed in the Expansion Premises before the applicable Expansion Commencement Date or during the Expansion Term shall be at Tenant's risk, and neither Landlord nor any party acting on Landlord's behalf shall be responsible for any damage thereto or loss or destruction thereof due to any reason or cause whatsoever, excluding by reason of Landlord's negligence or willful or criminal misconduct. Notwithstanding anything set forth in this Amendment to the contrary, Tenant shall have the right, in its sole discretion, to apply all or any portion of the Total Allowance to performing Alterations (as defined in and pursuant to Section 5(e) of the Original Lease) to the Original Office Premises.

4.          Drawings. Tenant shall engage and pay for the services of a licensed architect to prepare a space layout, drawings and specifications for all Tenant Improvements (the “Drawings”), which architect shall be subject to Landlord's approval, not to be unreasonably withheld, conditioned or delayed (the “Architect”). Tenant shall devote such time in consultation with the Architect as shall be necessary to enable the Architect to develop complete and detailed architectural, mechanical and engineering drawings and specifications, as necessary, for the construction of Tenant Improvements, showing thereon all Tenant Improvements. Tenant hereby acknowledges and agrees that it is Tenant's sole and exclusive responsibility to cause the Premises and the Drawings to comply with all applicable laws, including the Americans with Disabilities Act and other ordinances, orders, rules, regulations and requirements of all governmental authorities having jurisdiction thereof.

5.          Landlord's Approval.  On or before the applicable Time Limit set forth below, Tenant shall submit to Landlord an electronic PDF copy, electronic CAD copy and hard copy of the complete and final Drawings for Tenant Improvements. The Drawings shall be subject to the approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. If Landlord should disapprove such Drawings, Landlord shall specify to Tenant, in writing, the reasons for its disapproval and Tenant shall cause the same to be revised to meet the Landlord and Tenant's mutual reasonable satisfaction and shall

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resubmit the same to Landlord, as so revised, on or before the applicable Time Limit set forth below.

6.            Changes. Tenant may request reasonable changes in the Drawings; provided, however, that (a) no change shall be made to the Drawings without Landlord's Representative's prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed; (b) no such request shall effect any structural change in the Building or otherwise render any portion of the Expansion Premises or the building within which such portion is situated in violation of applicable laws; (c) Tenant shall pay any additional costs required to implement such change, including, without limitation, architecture and other consultant fees, and increases in construction costs; and (d) such requests shall constitute an agreement by Tenant to any delay in completion caused by Landlord's reviewing, and processing such change. If Tenant requests or causes any change, addition or deletion to the Premises to be necessary after approval of the Drawings, a request for the change shall be submitted to Landlord's Representative, accompanied by revised plans prepared by the Architect, all at Tenant's sole expense.

7.            Tenant's Contractors.  It is understood and agreed by the parties that, as hereinafter set forth, Tenant has elected to retain a general contractor and arrange for the construction and installation of Tenant Improvements itself in a good and workmanlike manner by contractors and subcontractors”. On or before the applicable Time Limit set forth below, Tenant shall submit to Landlord the names of the general contractor, electrical, ventilation, plumbing and heating subcontractors (hereinafter “Major Subcontractors”), as applicable, for Landlord's approval, which approval shall not be unreasonably withheld, conditioned or delayed. If Landlord shall reject any Major Subcontractor, Landlord shall advise Tenant, in writing, of the reason(s) and Tenant shall choose another Major Subcontractor. Along with Tenant's notice of its Major Subcontractors, Tenant shall notify Landlord of its estimate of the total costs for Tenant Improvements.

8.            Tenant's Construction of Tenant Improvements.

(a)          Payment; Liens. Tenant shall promptly pay any and all costs and expenses in connection with or arising out of the performance of Tenant Improvements and shall furnish to Landlord evidence of such payment upon request. In the event any lien is filed against the building within which any Tenant Improvements are performed by Tenant as set forth herein, or against Tenant's leasehold interest therein, the provisions of Article 5(g) of the Original Lease shall apply.

(b)          Indemnity. Tenant shall indemnify, defend (with counsel reasonably satisfactory to Landlord and Tenant) and hold Landlord harmless from and against any and all suits, claims, actions, loss, cost or expense (including claims for workers' compensation, attorneys' fees and costs) based on personal injury, property damage or contract claims (including, but not limited to claims for breach of warranty) arising from Tenant Improvements. Tenant shall repair or replace (or, at Landlord's election, reimburse Landlord for the commercially reasonable cost of repairing or replacing) any portion of the building within which any Tenant Improvements are performed by Tenant as set forth herein, or item of Landlord's equipment or any of Landlord's real or personal property damaged, lost or destroyed by Tenant's contractors during construction of Tenant Improvements.

(c)          Contractors. The Major Subcontractors employed by Tenant and any subcontractors thereof shall be (i) duly licensed in the state in which the Premises are located, and (ii) except as otherwise approved herein, subject to Landlord's prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed. On or before ten (10) business days prior to the

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commencement of any construction activity in the applicable portion of the Expansion Premises or any portion of the Original Office Premises, Tenant and Tenant's contractors shall obtain and provide Landlord with certificates evidencing Workers' Compensation, public liability and property damage insurance in amounts and forms and with companies reasonably satisfactory to Landlord. If Landlord should disapprove such insurance, Landlord shall specify to Tenant the reasons for its disapproval within five (5) business days after delivery of such certificates. Tenant's agreement with its contractors shall require such contractors to provide daily clean up of the construction area to the extent such clean up is necessitated by the construction of Tenant Improvements, and to take reasonable steps to minimize interference with other tenants' use and occupancy of the Building. Nothing contained herein shall make or constitute Tenant as the agent of Landlord. Tenant and Tenant's contractors shall comply with any other reasonable rules, regulations or requirements that Landlord may impose. Notwithstanding anything to the contrary, Tenant’s contractors shall not be charged for the use of parking, utilities, elevators use or security costs. To the extent reasonably required by Tenant during construction of Tenant Improvements, Landlord shall use commercially reasonable efforts to provide Tenant with space for a storage container, the exact location and size of which shall be subject to Landlord’s reasonable approval and discretion. Tenant shall be responsible to ensure that the storage container satisfies all applicable laws. The storage container may only be used for temporarily storing building materials or equipment which will be incorporated into the Expansion Premises. All of the foregoing shall be maintained by Tenant in a neat and orderly manner and shall not affect other tenants in the Project. Tenant shall be solely responsible for all costs in connection with the foregoing and the same shall only be in place for a reasonable period of time as necessary to facilitate the Tenant Improvements.

(d)          Use of Common Areas. During the construction period and installation of fixtures period, Tenant shall be allowed to use, at no cost to Tenant, a freight elevator for the purpose of hoisting materials, equipment and personnel to the Premises. Also during the construction period, Tenant shall ensure that the Building and all common areas and the Expansion Premises are kept in a clean and safe condition at all times. Further, all construction activities shall be conducted so as to use reasonable efforts to minimize interference with the use and occupancy of the Building by the tenants thereof. Such entry shall be deemed to be under all the terms, covenants, provisions and conditions of the Lease, as amended.

(e)          Coordination. All work performed by Tenant shall be coordinated with Landlord’s Representative. Tenant shall use commercially reasonable efforts to timely notify and invite Landlord’s Representative to construction meetings (with contractors, engineers, architects and others), and supply all documentation reasonably requested by Landlord’s Representative.

(f)          Assumption of Risk. All materials, work, installations, equipment and decorations of any nature whatsoever brought on or installed in the Premises pursuant to the provisions of this Work Letter before the commencement of the Term or throughout the Term shall be at Tenant's risk, and neither Landlord nor any party acting on Landlord's behalf shall be responsible for any damage thereto or loss or destruction thereof due to any reason or cause whatsoever, excluding by reason of Landlord or such other party's gross negligence or willful or criminal misconduct.

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9.          Time Limits. The following maximum time limits and periods shall be allowed for the indicated matters:

Action	Time Limit

Tenant submits Drawings to Landlord for review and approval.	On or before 60 days after the date of mutual execution of this Amendment.

Landlord notifies Tenant and the Architect of its approval of the Drawings with any required changes in detail.	On or before 10 business days after the date of Landlord's receipt of the Drawings.

Tenant notifies Landlord of its selection of major subcontractors.	On or before 60 days after the date of mutual execution of this Amendment.

Landlord approves/disapproves Tenant's major subcontractors.	On or before 7 business days after the date of Landlord's receipt of the list of major subcontractors.

If applicable, Landlord and Tenant mutually approve the final revised list of major subcontractors.	On or before 3 business days after the date of Landlord's receipt of a revised list of major subcontractors.

If applicable, Landlord and Tenant mutually approve the final revised Drawings.	On or before 5 business days after the date of Landlord's receipt of revised Drawings.

Tenant submits Drawings for building permit, if applicable.	On or after the date Tenant and Landlord mutually approve the final, revised Drawings.

Tenant allowed access to the applicable portion of the Expansion Premises to commence Construction of Tenant Improvements	After providing copies of the building permit(s) and the contractors meeting all of Landlord’s insurance requirements.

Except as may be otherwise specifically provided for herein, in all instances where either Tenant's or Landlord's approval is required, if no written notice of disapproval is given within the applicable Time Limit, at the end of such period the applicable party shall be deemed to have given its approval and the next succeeding time period shall commence. Any delay in any of the foregoing dates (including any “re-do”, continuation or abatement of any item due to Tenant's or Landlord's disapproval thereof) shall automatically delay all subsequent deadlines by a like amount of time.

10.         Total Allowance.  Landlord shall contribute to the costs and expenses of all costs for the planning and design of Tenant Improvements, including all permits, licenses and construction fees and constructing Tenant Work in an amount not to exceed the Total Allowance. If the final costs for Tenant Improvements

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exceed Total Allowance, Tenant shall be responsible for such excess costs. If the total cost of performing Tenant Improvements is less than the Total Allowance, portions of the Allowance and the Additional Allowance may be used towards Tenant's soft costs and existing lease obligations at Westside Plaza II in accordance with Section 1 of this Work Letter. Landlord shall pay the Total Allowance to Tenant consistent with the terms and conditions of this Section. After Tenant Improvements are complete (as provided under Section 11 hereof), Tenant may submit to Landlord a request in writing (the “Final Draw Request”) for the Total Allowance which request shall include: (a) “as-built“ drawings showing all of Tenant Improvements, (b) a detailed breakdown of Tenant's final and total construction costs, together with receipted invoices showing payment thereof, (c) a certified, written statement from the Architect that all of Tenant Improvements has been completed in accordance with the Drawings, (d) all required AIA forms, supporting final lien waivers, and releases executed by the Architect, General Contractor, the Major Subcontractors and all subcontractors and suppliers in connection with Tenant Improvements, (e) a copy of a certificate of occupancy or amended certificate of occupancy required with respect to the Expansion Premises, if applicable, together with all licenses, certificates, permits and other government authorizations necessary in connection with Tenant Improvements and the operation of Tenant's business from the Expansion Premises, and (f) proof reasonably satisfactory to Landlord that Tenant has complied with all of the conditions set forth in this Work Letter and has satisfactorily completed Tenant Improvements”. Upon Landlord's receipt and approval of the Final Draw Request, Landlord shall pay the balance of the Total Allowance less the Construction Management Fee. Payment by Landlord shall be made within thirty (30) days, unless Landlord notifies Tenant, in writing, of its rejection (and the reasons therefor) of any or all of the Final Draw Request. To the extent Landlord does not so reject any portion of said Final Draw Request, Landlord shall timely pay the Final Draw Request. Notwithstanding the foregoing to the contrary, but subject to Section 1 of this Work Letter, Landlord will pay the amount of the Total Allowance to Tenant in progress payments (not more often than monthly) after the applicable Actual Delivery Dates. Such progress payments will be made not later than 30 days after receipt by Landlord from Tenant of copies of Tenant’s invoices from its Architect or General Contractor together with a certificate from Tenant indicating that the work to which such invoices relate has been substantially completed and/or the materials to which such invoices relate have been installed in, or delivered to, the applicable portion of the Expansion Premises or the Original Office Premises. Such progress payments will be made payable to Tenant and will be for the undisputed amount of the submitted invoices, less a 10% retainage (which shall not be released until such time as Landlord has received the Final Draw Request). As a condition precedent to Landlord’s issuing any such progress payment subsequent to the first such progress payment, Tenant will deliver to Landlord an original lien waiver from its general contractor waiving any claim for a mechanic’s or materialman’s lien with respect to the labor and materials reflected in the invoices submitted for the immediately preceding progress payment.

11.         Substantial Completion. Tenant Improvements shall be deemed substantially complete when all work called for by the Drawings has been finished and the applicable portion of the Expansion Premises or the Original Office Premises is ready to be used and occupied by Tenant, even though minor items may remain to be installed, finished or corrected (“Substantial Completion Date” or the “Date of Substantial Completion”). Tenant shall cause the contractors to diligently complete any items of work not completed when the applicable portion of the Expansion Premises or the Original Office Premises are substantially complete. Substantial completion shall have occurred notwithstanding punch list items. Promptly after the Substantial Completion Date for any portion of the Expansion Premises, the parties will execute an instrument in the form attached hereto as Exhibit C, setting forth the applicable Expansion Commencement Date, so that said date is certain and such instrument, when executed, is hereby made a part of this Amendment and incorporated herein by reference.

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12.         No Representations or Warranties. Notwithstanding anything to the contrary contained in the Lease, as amended, or herein, Landlord's participation in the preparation of the Drawings, the cost estimates for Tenant and the construction of Tenant Improvements shall not constitute any representation or warranty, express or implied, that (i) the Drawings are in conformity with applicable governmental codes, regulations or rules or (ii) Tenant Improvements, if built in accordance with the Drawings, will be suitable for Tenant's intended purpose. Landlord's obligations shall be to review the Drawings; and any additional cost or expense required for the modification thereof to more adequately meet Tenant's use, whether during or after construction thereof, shall be borne entirely by Tenant.

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EXHIBIT C

CONFIRMATION OF TERMS AND DATES

Re:	Eighth Amendment to Lease (the “Amendment”) dated December 31, 2014, between SPUS7 MIAMI ACC, LP, a Delaware limited partnership (“Landlord”), and NCL (BAHAMAS) LTD., a Bermuda company, d/b/a Norwegian Cruise Line (“Tenant”) for the premises located at 7300 Corporate Center Drive, Miami, Florida and 7650 Corporate Center Drive, Miami, Florida (“Expansion Premises”)

The undersigned, as Tenant, hereby confirms as of this _____ day of _________, 20____, the following:

1.           The Actual Delivery Date of each of the following portions of the Expansion Premises is as follows:

Space	RSF	Actual Delivery Date
2nd Floor of Building 8, except Suite 203	_______	______________, 2015
Suite 203 of Building 8	_______	______________, 2015
3rd Floor of Building 8 (except for Suites 301,
302, 305, 311, 312)	_______	______________, 2015
Suite 302 of Building 8	_______	______________, 2015
Suite 305 of Building 8	_______	______________, 2015
Suites 301, 311 and 312 of Building 8
or Alternate Space	_______	______________, 2015
Suite 301 of Building 10	_______	______________, 2015

2.          The Expiration Date is January 31, 2028.

3.          The schedule of Base Rental is:

Dates	Ann. Rate/RSF	Monthly Installment

__/__/__ - __/__/__	$____________	$________________*
__/__/__ - __/__/__	$____________	$________________
__/__/__ - __/__/__	$____________	$________________
__/__/__ - __/__/__	$____________	$________________
__/__/__ - __/__/__	$____________	$________________
__/__/__ - __/__/__	$____________	$________________
__/__/__ - __/__/__	$____________	$________________
__/__/__ - __/__/__	$____________	$________________
__/__/__ - __/__/__	$____________	$________________
__/__/__ - __/__/__	$____________	$________________
__/__/__ - __/__/__	$____________	$________________
__/__/__ - __/__/__	$____________	$________________
__/__/__ - __/__/__	$____________	$________________
__/__/__ - __/__/__	$____________	$________________
__/__/__ - __/__/__	$____________	$________________
__/__/__ - __/__/__	$____________	$________________

__/__/__ - __/__/__	$____________	$________________
__/__/__ - __/__/__	$____________	$________________
__/__/__ - __/__/__	$____________	$________________
__/__/__ - __/__/__	$____________	$________________
__/__/__ - __/__/__	$____________	$________________

*Subject to the 12-full calendar month base rental abatement set forth in the Amendment.

4.          Tenant has the right to use ____ parking spaces associated with the Expansion Premises. Of which, _____ are located in the covered portion of the parking garage adjacent to Building 8, _____ are uncovered parking spaces in the parking lot associated with Building 8 and ____ are located at ____________________________________.

5.          All alterations and improvements required to be performed by Landlord pursuant to the terms of the Amendment to prepare the Expansion Premises for Tenant's initial occupancy have been satisfactorily completed. There are no offsets or credits against Rent or other amounts owed by Tenant to Landlord, except: ____________________________________________________. As of the Effective Date, Landlord has fulfilled all of its obligations under the Lease, as amended. The Lease, as amended, is in full force and effect and has not been modified, altered, or amended. There are no defaults by Landlord.

TENANT:
NCL (BAHAMAS) LTD.,
a Bermuda company, d/b/a Norwegian Cruise Line

By:
Name:
Title:

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EXHIBIT D

1.	Carnival Cruise Lines;
2.	Royal Caribbean International;
3.	MSC Cruises;
4.	Viking Cruises;
5.	Virgin Cruises or any cruise line owned or operated by the Virgin Group;
6.	Disney Cruise Line; and
7.	Any parent, affiliates, subsidiaries, successors, or brands of any of those listed in items 1-6 above.